Registration No. 333-202751

Registration No. 333-211928

Registration No. 333-211927

Registration No. 333-232096

Registration No. 333-256991

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202751

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211928

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211927

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232096

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256991

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOLT INFORMATION SCIENCES, INC.

(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

928703107

(CUSIP Number of Common Stock)

2401 N. Glassell Street

Orange, California 92865

(Address of principal executive offices)

Volt Information Sciences, Inc. 2006 Incentive Stock Plan

Volt Information Sciences, Inc. 2015 Equity Incentive Plan

Volt Information Sciences, Inc. Deferred Compensation and Supplemental Savings Plan

Volt Information Sciences, Inc. 2019 Equity Incentive Plan

Volt Information Sciences, Inc. 2021 Equity Incentive Plan

(Full title of the Plans)

Nancy Avedissian

Senior Vice President, Chief Legal Officer & Corporate Secretary

2401 N. Glassell Street

Orange, California 92865

(714) 921-8800

(Name, address and telephone number of Agent for Service)

With copies to:

Adam R. Moses

Jason T. Anderson

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067-3019

(424) 386-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Volt Information Sciences, Inc., a New York corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.10 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”).

•

Registration Statement on Form S-8 (No. 333-202751), filed with the SEC on March 13, 2015, pertaining to the registration of 1,500,000 Shares, issuable under the Volt Information Sciences, Inc. 2006 Incentive Stock Plan;

•

Registration Statement on Form S-8 (No. 333-211928), filed with the SEC on June 9, 2016, pertaining to the registration of 3,000,000 Shares, issuable under the Volt Information Sciences, Inc. 2015 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-211927), filed with the SEC on June 9, 2016, pertaining to the registration of unsecured obligations of the Registrant to pay deferred compensation of $25,000,000 in accordance with the terms of the Volt Information Sciences, Inc. Deferred Compensation and Supplemental Savings Plan;

•

Registration Statement on Form S-8 (No. 333-232096), filed with the SEC on June 13, 2019, pertaining to the registration of 2,950,000 Shares, issuable under the Volt Information Sciences, Inc. 2019 Equity Incentive Plan; and

•

Registration Statement on Form S-8 (No. 333-256991), filed with the SEC on June 10, 2021, pertaining to the registration of 4,295,000 Shares, issuable under the Volt Information Sciences, Inc. 2021 Equity Incentive Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

Effective as of April 25, 2022 (the “Effective Time”), as contemplated by the Agreement and Plan of Merger, dated as of March 12, 2022, by and among the Registrant, Vega Consulting, Inc., a Delaware corporation (“Parent”), and Vega MergerCo, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (such transaction, the “Merger”). At the Effective Time, each outstanding Share (other than Shares owned directly or indirectly by the Registrant, Parent or Merger Sub) was converted into the right to receive an amount in cash equal to $6.00, without interest, subject to any withholding taxes required by applicable law.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orange, State of California, on April 25, 2022.

Volt Information Sciences, Inc.

By:	/s/ Linda Perneau
Name: Linda Perneau
Title: President

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.